JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities — Auto-Callable with Leveraged Upside Participation, Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due May 23, 2028

Fact Sheet dated May 13, 2026 to Preliminary Pricing Supplement dated May 13, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Underlying Stock:	The Class A common stock of Palantir Technologies Inc. (Bloomberg ticker: PLTR)
Pricing Date[1]:	May 18, 2026
Issue Date[1]:	May 21, 2026
Final Calculation Day[1,2]:	May 18, 2028
Stated Maturity Date[1,2]:	May 23, 2028
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the stock closing price of the Underlying Stock on the call date is greater than or equal to the starting price, the securities will be automatically called, and on the call settlement date, investors will receive the principal amount plus the call premium.
Call Premium:	30.00% of the principal amount
Call Date[1,2]:	May 21, 2027
Call Settlement Date[1,2]:	Three business days after the call date
Maturity Payment Amount:

If the securities are not automatically called on the call date, the “maturity payment amount” per security will equal:

•          if the ending price is greater than the starting price:

$1,000 + ($1,000 × stock return × upside participation rate);

•          if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000 + ($1,000 × absolute stock return); or

•          if the ending price is less than the threshold price:

$1,000 + ($1,000 × stock return)

Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Upside Participation Rate:	At least 205% (to be provided in the pricing supplement)
Absolute Stock Return:	The absolute value of the stock return
Threshold Price:	75% of the starting price
Stock Return:	(ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661A3G3
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.20% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

*Assumes an upside participation rate equal to the minimum upside participation rate

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the stock closing price of the Underlying Stock on the call date significantly exceeds the starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate or earn any positive return from any depreciation of the Underlying Stock due to the absolute stock return feature.

If the securities are not automatically called and the ending price is less than the threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price and will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $961.40 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $930.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:

http://www.sec.gov/Archives/edgar/data/19617/000121390026055838/
ea0290667-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•        If the Securities Are Not Automatically Called and the Ending Price Is Less Than the Threshold Price, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•        If the Securities Are Not Automatically Called, Your Potential for a Positive Return from Depreciation of the Underlying Stock Is Limited.

•        If the Securities Are Automatically Called, the Return on the Securities Will Be Limited to the Call Premium.

•        You Will Be Subject to Reinvestment Risk.

•        The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•        As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•        The Benefit Provided by the Threshold Price May Terminate on the Final Calculation Day.

•        No Interest or Dividend Payments or Voting Rights

•        Lack of Liquidity

•        The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•        The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•        Potential Conflicts

•        The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•        The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•        The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•        The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•        Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•        Many Economic and Market Factors Will Impact the Value of the Securities.

•        No Affiliation with the Underlying Stock Issuer

•        The Anti-Dilution Protection Is Limited and May Be Discretionary.

•        Any Payment on the Securities Will Depend upon the Performance of the Underlying Stock and Therefore the Securities Are Subject to the Risks Associated with the Underlying Stock, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.